Exhibit 99.1

Media Contact:

Steve Sabicer

714-907-6264

ssabicer@thesabicergroup.com

Investor Contact:

Susan Morrison

858-366-6900 x7005

smorrison@tandemdiabetes.com

FOR IMMEDIATE RELEASE

Tandem Diabetes Care Announces Retirement of Board Chairman Lonnie Smith;

Dick Allen Appointed as Successor Chairman

San Diego, November 17, 2015 – Tandem Diabetes Care®, Inc. (NASDAQ: TNDM), a medical device company and manufacturer of the t:slim®, t:slim G4™ and t:flex® Insulin Pumps, today announced that Chairman of the Board Lonnie Smith is retiring from the Company's board of directors effective December 31, 2015.  Director Dick Allen has been elected to succeed him as Chairman.

“I am pleased with Tandem’s achievements during my past three years as Chairman, transitioning from a privately held organization launching its first product, to a publicly traded company with a portfolio of insulin pump offerings,” said Smith. “I look forward to seeing Tandem's continued progress under Dick's guidance and passion for the diabetes community.”

“On behalf of the Board and Tandem’s management team, I want to thank Lonnie for his leadership and contributions to the Company. I’m honored to succeed him as Chairman," said Allen. "I look forward to helping the Company deliver value to our shareholders, by improving the lives of people with diabetes through innovative product development and providing industry-leading customer support."

“I want to express my gratitude and appreciation to Lonnie for his significant contributions to the Company,” said Kim Blickenstaff, president and CEO of Tandem Diabetes Care. “Dick is a natural successor as chairman, and his passion and personal commitment to the diabetes community are incredible assets in leading our board of directors.”

Dick Allen has served on Tandem’s board of directors since July 2007, and previously served as the Company’s Chairman from August 2007 to January 2013. Allen is also engaged directly in the diabetes community through his personal involvement with JDRF and the Mary & Dick Allen Diabetes Center at Hoag Hospital.  Allen is the immediate past chairman of the international board of directors of JDRF, and served as a member of the JDRF Board of Directors from July 2008 to June 2014. Allen has more than 45 years of experience in the health care industry and was previously the President of DIMA Ventures, Inc., a private investment firm providing seed capital and board-level support for start-up companies in the healthcare field. He was a co-founder and Vice President of Caremark, Inc., a home infusion therapy company that was later acquired by Baxter International. He was also a co-founder and director of Pyxis Corporation that was later acquired by Cardinal Health, Inc. Allen received a B.S. (cum laude) from Yale University and an M.B.A. from Stanford University Graduate School of Business where he served on the faculty as a Lecturer in Strategic Management for thirteen years.

About Tandem Diabetes Care, Inc.
Tandem Diabetes Care, Inc. (www.tandemdiabetes.com) is a medical device company with an innovative, user-centric and integrated approach to the design, development and commercialization of products for people with diabetes who use insulin. The Company manufactures and sells the t:slim® Insulin Pump, the slimmest and smallest durable insulin pump currently on the market, the t:flex® Insulin Pump, the first pump designed for people with greater insulin requirements, and the t:slim G4™ Insulin Pump, the first CGM-enabled pump with touch-screen simplicity. Tandem is based in San Diego, California.

Follow Tandem Diabetes Care on Twitter @tandemdiabetes, use #tslim, #tflex, #tslimG4, #tconnect, #tsimulator and $TNDM.

Follow Tandem Diabetes Care on Facebook at www.facebook.com/TandemDiabetes.

Follow Tandem Diabetes Care on LinkedIn at https://www.linkedin.com/company/TandemDiabetes.

t:slim, t:flex and Tandem Diabetes Care are registered trademarks, and t:slim G4 is a trademark of Tandem Diabetes Care, Inc.

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